Exhibit 10.57

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), between SBA COMMUNICATIONS CORPORATION, a Florida corporation (the “Company”), and KURT L. BAGWELL (the “Executive”), made and entered into as of this 18th day of September, 2006 (the “Effective Date”).

W I T N E S S E T H :

WHEREAS, the Company and its subsidiaries (collectively, the “Company Group”) engage in the business of developing, leasing and maintaining wireless telecommunications tower sites and other related businesses;

WHEREAS, the Company and its subsidiary, SBA Properties Inc., a Florida corporation (the “Subsidiary”), and the Executive have previously entered into an Employment Agreement, dated February 28, 2003, as amended on November 10, 2005 (the “Original Agreement”); and

WHEREAS, the Executive and the Company wish to replace the Original Agreement as of the Effective Date with the terms and conditions set forth in this Agreement;

NOW, THEREFORE, it is hereby agreed by and between the parties as follows:

1. EMPLOYMENT. The Company hereby agrees to employ the Executive and the Executive hereby agrees to be employed by the Company on the terms and conditions set forth herein.

2. TERM. The term (the “Term”) of employment of the Executive by the Company Group hereunder shall commence as of the Effective Date and shall end December 31, 2009 (the “End Date”), unless sooner terminated as hereinafter provided. If the Executive continues in the employment of the Company Group following the expiration of the Term, the Executive’s employment with the Company Group shall be at will, unless and until the parties negotiate and sign a new employment agreement regarding such future employment. Neither party shall be under any obligation or duty to sign or negotiate any such new employment agreement.

3. POSITION AND DUTIES.

(a) The Executive shall serve as the senior vice president and the chief operating officer of the Company. The Executive shall generally perform the duties of a senior vice president and chief operating officer for the Company and shall have such specific responsibilities, duties and authorities as shall from time to time be assigned by the President, Chief Executive Officer, or Board of Directors of the Company (the “Board”).

(b) The Executive shall also serve, for no additional consideration, in such other positions in the Company Group as determined from time to time by the Board and shall have such specific responsibilities, duties and authorities with respect to such positions as shall from time to time be assigned by the President, Chief Executive Officer, or the Board.

(c) The Executive shall devote all his working time and efforts to the business and affairs of the Company Group.

4. COMPENSATION AND RELATED MATTERS.

(a) Salary. During the Term, the Executive shall be paid an annual salary at a rate of $277,500 per annum, which amount may be increased but not decreased by the Board (the “Base Salary”). The Company shall pay the Executive the Base Salary in accordance with its regular payroll practices as in effect from time to time. Compensation of the Executive by payments of Base Salary shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of the Company Group, subject to the eligibility requirements and other terms of such plan.

(b) Annual Bonus. In addition to the Base Salary, the Executive shall be eligible to earn for each calendar year ending during the Term an annual incentive bonus (the “Bonus”) based on the achievement of one or more performance goals, targets, measurements and other factors (collectively, the “Performance Goals”) established for such year by the Compensation Committee of the Board (the “Committee”). The Executive’s target annual bonus (the “Target Bonus”) and the applicable Performance Goals will be established by the Committee within 90 days of the first day of the year to which such Bonus relates; provided, however, that the minimum Target Bonus for each full year of service shall be 100% of Base Salary (the “Minimum Target Bonus”). Payment of the Executive’s Bonus for any year will be based upon the achievement of the Performance Goals established by the Committee for that year (including, without limitation, the exercise of the Committee’s negative discretion in accordance with its past practices with respect to the Performance Goals and related payment schedule established by the Committee for such Performance Goals). The actual bonus paid may be higher or lower than the Target Bonus for over- or under-achievement of the Performance Goals (including, without limitation, as a result of the exercise by the Committee of negative discretion in accordance with its past practices with respect to the Performance Goals and related payment schedule established by the Committee for such Performance Goals), as determined by the Committee. Subject to Section 6 hereof, a Bonus, if any, shall be payable by March 15th of the succeeding calendar year or as soon thereafter as may be administratively practicable.

(c) Expenses. During the Term, the Executive shall be entitled to receive payment or reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company Group, cell phone expenses and dues and seminar fees; provided that such expenses are incurred and accounted for in accordance with the policies and procedures then established by the Company Group from time to time.

(d) Other Benefits. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company Group in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, which benefits shall include disability insurance for as long as the Company Group generally provides disability insurance to its officers. Any payments, bonuses or benefits payable to the Executive hereunder in respect of any calendar year during which the Executive is employed by the Company Group for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which the Executive is so employed.

(e) Group or Family Medical Coverage. The Company shall immediately cause to be provided group or family medical insurance coverage to the Executive and his dependents under a plan for employees of the Company Group, and such plan shall include reasonable coverage for medical, hospital, surgical and major medical expenses and shall be subject to such deductibles as applicable to other Company Group employees. In addition, the Executive shall be entitled to participate in the Company’s plan providing supplemental medical expense reimbursement insurance (the “Medical Expense Reimbursement Plan”) in accordance with the terms of such plan.

5. WITHHOLDING. Both the Executive and the Company agree that all amounts paid pursuant to this Agreement shall be subject to all applicable federal, state, local and foreign withholding requirements.

6. TERMINATION. Subject to the provisions set forth in this Section 6, the Company shall have the right to terminate the Executive’s employment hereunder, and the Executive shall have the right to resign his employment with the Company Group, at any time for any reason or for no stated reason.

(a) General. Upon a termination of the Executive’s employment for any reason, he shall be entitled to receive (collectively, the “Termination Amount”): (i) any accrued and unpaid Base Salary for services performed up to and including the date of his termination or resignation, as applicable, (ii) a cash payment (calculated on the basis of his Base Salary then in effect) for all unused vacation days that the Executive may have accrued as of his date of termination (subject to the terms of the Company’s then applicable vacation policies) and (iii) any unpaid reimbursement for business expenses the Executive is entitled to receive under Section 4(c) hereof.

(b) Termination for Cause; Resignation Without Good Reason.

(i) If, prior to the expiration of the Term, the Executive’s employment with the Company Group is terminated by the Company for Cause (as defined below) or if the Executive resigns without Good Reason (as defined below), he shall be entitled to receive the Termination Amount. Except to the extent required by the terms of any applicable compensation or benefit plan or program or otherwise required by applicable law, the Executive shall have no right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination or resignation of employment with respect to the year of such termination or resignation and later years.

(ii) “Cause” means the occurrence of any of the following events:

(1) the Executive’s willful, material violation of any law or regulation applicable to the business of the Company Group;

(2) the Executive’s conviction of, or plea of “no contest” to, a felony;

(3) any willful perpetration by the Executive of an act involving moral turpitude or common law fraud, whether or not related to his activities on behalf of the Company Group;

(4) any act of gross negligence by the Executive in the performance of his duties as an employee of the Company Group;

(5) any material violation by the Executive of the Company’s Code of Ethics, as in effect from time to time;

(6) the willful and continued failure or refusal of the Executive to satisfactorily perform the duties reasonably required of him as an employee of the Company Group;

(7) the indictment for any crime, whether a felony or misdemeanor, involving the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude, or Company Group property where such indictment has a material adverse impact on the Executive’s ability to perform his duties under this Agreement; or

(8) any willful misconduct by the Executive that is materially injurious to the financial condition, business, or reputation of, or is otherwise materially injurious to, any member of the Company Group.

(iii) Termination of the Executive’s employment for Cause shall be communicated by delivery to the Executive of a written notice from the Board stating that the Executive will be terminated for Cause, specifying the particulars thereof and the effective date of such termination; provided, however, that upon receipt of such notice, the Executive shall have (1) an opportunity to cure the matter constituting Cause within a measurable period of time (provided that the event constituting Cause is then susceptible to cure) and (2) an opportunity, together with his counsel, to be heard by the Board. The date of the Executive’s termination for Cause shall be the date of termination specified by the resolution of the Board; provided, however, that such termination shall not become effective until no earlier than the date of the meeting of the Board described in clause (2) of the preceding sentence. The date of resignation by the Executive shall be the date specified in a written notice of resignation to the Company. The Executive shall provide at least 30 days’ advance written notice of resignation without Good Reason; provided, however, that the Company, in its sole discretion, may waive the notice requirement in whole or in part.

(c) Termination Without Cause; Resignation for Good Reason.

(i) If, prior to the expiration of the Term, the Executive’s employment with the Company Group is terminated by the Company without Cause or if the Executive resigns from his employment hereunder for Good Reason, then, in addition to the Termination Amount, the Executive shall be entitled to receive:

(1) an amount equal to the sum of the following amounts (collectively, the “Severance Amount”):

(A) an amount equal to the pro rata portion of the Target Bonus for the year in which the termination or resignation occurs, calculated by multiplying (x) the Minimum Target Bonus for the year of termination by (y) a fraction, the numerator of which is the number of days the Executive was employed during the year of such termination or resignation and the denominator of which is 365; plus

(B) an amount equal to 2.0 times the sum of: (i) the Base Salary in effect for the year of termination or resignation and (ii) the Minimum Target Bonus; and

(2) continuation of applicable medical, dental and life insurance benefits (based on the coverage in effect for the Executive and his dependents at the time of such termination or resignation, but excluding the Medical Expense Reimbursement Plan), from the date of termination or resignation until the earlier to occur of (i) the second anniversary of the date of termination or (ii) the date the Executive becomes eligible for comparable benefits provided by a third party (in either case, the “Continuation Period”); provided, however, that the continuation of such benefits shall be subject to the respective terms of the applicable plan, as in effect from time to time; 409A Compliance (as defined in Section 10 hereof); and the timely payment by the Executive of his applicable share of the applicable premiums in effect from time to time during the Continuation Period.

(ii) Except as provided for in Section 7(b), the Severance Amount shall be paid in 24 equal monthly installments, commencing with the month following the month in which the Executive’s termination or resignation becomes effective in accordance with this Section 6(c).

(iii) The payment of the Severance Amount and the continuation of benefits shall each be contingent upon the Executive executing a full release and waiver of claims against the Company Group in a form approved by the Board.

(iv) “Good Reason” means the occurrence of any of the following events:

(1) the Executive’s position, title, duties, and reporting responsibilities with the Company in effect on the Effective Date become less favorable in any material respect;

(2) a reduction in the Base Salary, Minimum Target Bonus or material benefits, as of the Effective Date; or

(3) the relocation, without the Executive’s consent, of the Executive’s principal place of business to a location that is more than 60 miles from the Executive’s primary business location on the Effective Date.

(v) In order to constitute Good Reason, (1) the Executive must provide written notification of his intention to resign within 30 days after the Executive knows or has reason to know of the occurrence of any such event, (2) such event or condition is not corrected, in all material respects, by the Company Group within 20 days of its receipt of such notice and (3) the Executive resigns his employment with the Company Group not more than 30 days following the expiration of the 20-day period described in the foregoing clause (2).

(vi) The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Executive. The date of resignation for Good Reason shall be the date specified in a written notice of resignation from the Executive to the Company; provided, however, that no such written notice shall be effective unless the cure period specified in Section 6(c)(v) above has expired without the Company having corrected the event or events subject to cure.

(d) Disability; Death.

(i) If, as a result of the Executive’s incapacity due to physical or mental illness (such incapacity being determined by the Board in its reasonable discretion), the Executive shall have been absent from his full-time duties as described hereunder for the entire period of 6 consecutive months, the Company may terminate the Executive’s employment hereunder.

(ii) Upon a termination pursuant to this Section 6(d) or as a result of the Executive’s death, the Executive (or his estate, as applicable) shall be entitled to receive:

(1) the Termination Amount, and

(2) an amount equal to the pro rata portion of the Target Bonus for the year in which the termination occurs, calculated by multiplying (x) the Minimum Target Bonus for the year of termination by (y) a fraction, the numerator of which is the number of days the Executive was employed during the year of termination and the denominator of which is 365.

(iii) Except to the extent required by the terms of any applicable compensation or benefit plan or program or otherwise required by applicable law, the Executive shall have no right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination.

(e) Section 409A Compliance.

(i) If, at the time of the Executive’s Separation from Service (as defined below) with the Company Group, the Executive is a Specified Employee (as defined below), then, solely to the extent necessary for Section 409A Compliance, any amounts payable to the Executive pursuant to this Agreement during the period beginning on the date of the Executive’s Separation from Service and ending on the 6-month anniversary of such date (the “Short-Term Deferral Date”) shall be delayed and not paid to the Executive until the first business day following the Short-Term Deferral Date, at which time such delayed amounts will be paid to the Executive in a cash lump sum (the “Catch-Up Amount”).

(ii) If payment of an amount is delayed as a result of this Section 6(e), such amount shall be increased with interest from the date on which such amount would otherwise have been paid to the Executive but for this Section 6(e) to the day prior to the date the Catch-Up Amount is paid. The rate of interest shall be the applicable short-term federal rate applicable under Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”) for the month in which the date of the Executive’s Separation from Service occurs. Such interest shall be paid at the same time that the Catch-Up Amount is paid.

(iii) If the Executive dies on or after the date of the Executive’s Separation from Service and prior to the Short-Term Deferral Date, any amount delayed pursuant to this Section 6(e) shall be paid to the Executive’s estate or beneficiary, as applicable, together with interest, within 30 days following the date of the Executive’s death.

(iv) “Specified Employee” has the meaning set forth in Section 409A(a)(2)(B)(i) of the Code.

(v) “Separation from Service” means a “separation from service” from the Company Group as defined in applicable Treasury regulations for purposes of Section 409A of the Code.

(vi) The provisions of this Section 6(e) shall apply notwithstanding any provision of this Agreement related to the timing of payments following the Executive’s Separation from Service.

7. CHANGE IN CONTROL; PAYMENT OF SEVERANCE AMOUNT.

(a) If a Change in Control of the Company (as defined below) shall become effective during the Term, the Term shall automatically be extended for 2 years following the effective date of such Change in Control and the End Date shall be deemed to be the second anniversary of the effective date of such Change in Control.

(b) In the event that the Executive’s employment is terminated without Cause or the Executive resigns for Good Reason during the Term, and such termination or resignation occurs after a Change in Control, then, notwithstanding Section 6(c)(ii) hereof, the Severance

Amount shall be paid in a lump sum on the last business day of the first month following the month in which such termination or resignation is effective; provided, however, that if the Executive is a Specified Employee at the time of the Executive’s Separation from Service, then, solely to the extent necessary for Section 409A Compliance, the Severance Amount (increased with interest in the manner contemplated by Section 6(e)(ii) hereof) shall be paid to the Executive on the first business day following the Short-Term Deferral Date (or, in the event of the Executive’s death after the date of the Executive’s Separation from Service but prior to the date of payment of the Special Payment, to the Executive’s estate or beneficiary, as applicable, together with interest, within 30 days following the date of the Executive’s death).

(c) A “Change in Control” shall be deemed to have occurred when:

(i) any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then-outstanding securities; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who constitute the Board as of the Effective Date and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a merger or consolidation of the Company, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates other than in connection with the securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

8. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

(a) In the event that any amount or benefit paid, distributed or otherwise provided to the Executive by the Company Group, whether pursuant to this Agreement or otherwise, but determined without regard to any additional payment required under this Section 8(a) (collectively, the “Covered Payments”), would (x) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (y) be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive from the Company an additional payment (the “Gross-Up Payment,” and any iterative payments pursuant to this paragraph also shall be “Gross-Up Payments”) in an amount that shall fund the payment by the Executive of any Excise Tax on the Covered Payments, as well as all income and employment taxes on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to income and employment taxes imposed on the Gross-Up Payment. For this purpose, all income taxes will be assumed to apply to the Executive at the highest marginal rate.

(b) A nationally recognized firm of independent accountants, selected by the Company after consultation with the Executive, shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. Such accounting firm shall apply the provisions of this Section 8 in a reasonable manner and in good faith in accordance with then prevailing practices in the interpretation and application of Section 280G of the Code. For purposes of applying the provisions of this Section 8, the Company shall be entitled to rely on the written advice of legal counsel or such accounting firm as to whether one or more Covered Payments constitute “parachute payments” under Section 280G of the Code.

(c) The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within 30 calendar days after the date that such accounting firm has been engaged to make such determinations or such other time as requested by the Company or the Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Covered Payment, it shall furnish the Company and the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Covered Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Company and the Executive.

(d) If the Executive has not incurred a Separation from Service at the time that a Gross-Up Payment becomes payable to the Executive hereunder, (i) the Company’s reasonable best estimate of the full amount of the Gross-Up Payment will be paid to the Executive promptly after such amount is determined by the Company in accordance with the provisions of this Section 8, but in no event later than the 15th day of the third month following the calendar year in which the event described in Section 280G(b)(2)(A)(i) of the Code giving rise to such Gross-Up Payment obligation occurs, and (ii) any subsequent portions of such Gross-Up Payment (as determined by the Company in accordance with this Section 8) shall be payable to the Executive as of the last business day of the third month following the month in which any later payment, determination or other event resulting in the Company’s obligation to pay such subsequent portion occurs. If a Gross-Up Payment is payable to the Executive following the Executive’s Separation from Service, (i) the Company’s reasonable best estimate of the full amount of such Gross-Up Payment (determined by the Company in accordance with the provisions of this Section 8) shall be paid to the Executive on the first business day following the Short-Term Deferral Date (or, in the event of the Executive’s death, within 30 days following the date of such death) and (ii) any subsequent portion of such Gross-Up Payment (determined by the Company in accordance with this Section 8) shall be payable to the Executive (or the Executive’s Beneficiary, in the event of the Executive’s death) as of the last business day of the third month following the month in which the later payment, determination or other event resulting in the Company’s obligation to pay such subsequent portion occurs.

9. PROTECTION OF THE COMPANY GROUP’S INTERESTS.

(a) No Competing Employment. During the Term and, in the event the Term ends prior to the End Date for any reason other than the Executive’s death but including, without limitation, termination without Cause or resignation for Good Reason, for a period of 2 years following the effective date of such termination or resignation, the Executive shall not, without the prior written consent of the Board, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that competes with the business of the Company Group by providing any goods or services provided or under development by the Company Group at the effective date of the Executive’s termination of employment (the “Business”); provided, however, that this Section 9(a) shall not proscribe the Executive’s ownership, either directly or indirectly, of less than 1% of any class of securities which are listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc.

(b) No Interference. For so long as the Executive is employed by the Company Group and during a period of 2 years after his employment with the Company Group ends for any reason other than the Executive’s death but including, without limitation, termination without Cause or resignation for Good Reason (the “Restricted Period”), the Executive shall not, directly or indirectly, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company Group), (i) solicit, or endeavor to entice away from the Company Group, or otherwise interfere with the relationship of the Company Group with, any person or entity who is, or was within the then most recent 12-month period, (A) employed by, or otherwise engaged to perform services for, the Company Group, or (B) a customer or client of the Company Group, (ii) assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of this Section 9(b) if such activity were carried out by the Executive, and, in particular, the Executive agrees that he will not, directly or indirectly, induce any employee of the Company Group to carry out any such activity, or (iii) otherwise interfere with the business of the Company Group.

(c) Non-Disparagement. During the Restricted Period, the Executive shall not intentionally make any public statement, or publicly release any information, that disparages or defames the Company Group, or any of its members, officers or directors, and shall not intentionally cause or encourage any other person to make any such statement or publicly release any such information.

(d) Confidentiality. The Executive understands and acknowledges that, in the course of his employment, he has had and will continue to have access to and will learn confidential information regarding the Company Group that concerns the technological innovations, operations and methodologies of the Company Group, including, without limitation, business plans, financial information, protocols, proposals, manuals, procedures and guidelines, computer source codes, programs, software, know-how and specifications, copyrights, trade secrets, market information, Developments (as hereinafter defined), data and customer information (collectively, “Proprietary Information”). The Executive recognizes that the use or disclosure of Proprietary Information could cause the Company or any member of the Company Group substantial loss and damages that could not be readily calculated, and for which no remedy at law would be adequate. Accordingly, the Executive agrees that, during the Restricted Period and thereafter, he shall keep confidential and shall not, directly or indirectly, disclose any such Proprietary Information to any third party, except as required to fulfill his duties in connection with his employment by the Company Group, and shall not misuse, misappropriate or exploit such Proprietary Information in any way. The restrictions contained herein shall not apply to any information that the Executive can demonstrate (i) was already available to the public at the time of disclosure, or subsequently became available to the public, otherwise than by breach of this Agreement or (ii) was the subject of a court order to disclose.

“Developments” shall mean all data, discoveries, findings, reports, designs, inventions, improvements, methods, practices, techniques, developments, programs, concepts and ideas, whether or not patentable, relating to the present or planned activities, or the products and services of the Company Group.

(e) Exclusive Property. The Executive confirms that all Proprietary Information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by him relating to the business of the Company Group shall be and remain the property of the Company. Upon the termination of the Executive’s employment with the Company Group or upon the request of the Company at any time, he shall promptly deliver to the Company, and shall not, without the consent of the Company, retain copies of any written materials not previously made available to the public, or records and documents made by the Executive or coming into his possession concerning the business or affairs of the Company Group; provided, however, that subsequent to any such termination, the Company shall provide the Executive with copies (the cost of which shall be borne by the

Executive) of any documents that are requested by the Executive and that he has determined in good faith are (i) required to establish a defense to a claim that the Executive has not complied with his duties hereunder or (ii) necessary to the Executive in order to comply with applicable law.

(f) Assignment of Developments. During the Executive’s employment, all Developments that are at any time made, reduced to practice, conceived or suggested by him, whether acting alone or in conjunction with others, shall be the sole and absolute property of the Company, free of any reserved or other rights of any kind on his part, and the Executive hereby irrevocably assigns, conveys and transfers any and all right, title and interest that he may have in such Developments to the Company Group. If such Developments were made, conceived or suggested by the Executive during or as a result of his employment relationship with the Company Group, the Executive shall promptly make full disclosure of any such Developments to the Company and, at the Company’s cost and expense, do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) deemed by the Company to be necessary or desirable at any time in order to effect the full assignment to the Company of his right, title and interest, if any, to such Developments. The Executive acknowledges and agrees that any invention, concept, design or discovery that concretely relates to or is associated with the Executive’s work for the Company Group that is described in a patent application or is disclosed to a third party, directly or indirectly, by the Executive during the Restricted Period shall be the property of and owned by the Company, and such disclosure by patent application (except by way of a patent application filed by any member of the Company Group) or otherwise shall constitute a breach of this Section 9.

(g) Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 9 may result in material irreparable injury to the Company Group or any of its members for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 9 or such other relief as may be required to specifically enforce any of the covenants in this Section 9, without the Company being required to show any actual damage or to post an injunction bond.

(h) Enforceability. Should any of the time periods or the geographic area set forth in this Section 9 be held to be unreasonable by any court of competent subject matter jurisdiction, the parties hereto agree to petition such court to reduce the time period or geographic area to the maximum time period or geographic area, as applicable, permitted by governing law.

(i) Periods Following the Term. Other than the provisions of Section 9(a), the provisions of this Section 9 shall continue in effect in accordance with the provisions hereof following the expiration of the Term, including, without limitation, during any period that the Executive remains an employee-at-will of the Company.

(j) Reciprocity of Obligations. Notwithstanding anything to the contrary in this Agreement, in the event the Company is obligated to pay the Severance Amount under Section 6(c) of this Agreement, the Executive’s obligations under Section 9(a) of this Agreement shall be conditioned upon payment of the Severance Amount at the time and in the manner contemplated by Section 6(c); provided, however, that, without limiting any other remedies available to the Company, in the event of the Executive’s breach of Section 9(a) or (b) of this Agreement, the Company shall cease to have any obligation as of the date of such breach to make any payments under Section 6(c) of this Agreement. The party alleging a breach described in this Section 9(j) shall provide prompt written notice of such breach to the other party hereto, and the party receiving such notice shall have 10 days from the date of delivery of such notice (as determined in accordance with Section 11 hereof) to cure such breach to the reasonable satisfaction of the party delivering such notice. The party delivering the notice shall not be released of its obligations hereunder unless the 10-day cure period shall have expired without the alleged breach having been cured in the manner described in the previous sentence.

10. SECTION 409A COMPLIANCE; AMENDMENTS. If any provision of this Agreement would, in the reasonable, good faith judgment of the Company, result or likely result in the imposition on the Executive or any other person of a penalty tax under Section 409A of the Code, the Company may reform this Agreement or any provision hereof, without the Executive’s consent, in the manner that the Company reasonably and in good faith determines to be necessary or advisable to avoid the imposition of such penalty tax (hereinafter “Section 409A Compliance”); provided, however, that any such reformation shall, to the maximum extent the Company reasonably and in good faith determines to be possible, retain the economic and tax benefits to the Executive hereunder while not materially increasing the cost to the Company of providing such benefits to the Executive. Except as provided for in the preceding sentence, the provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

11. NOTICE. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including electronic transmission) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, electronically transmitted, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

If to the Executive:

Kurt L. Bagwell

929 Iris Drive

Delray Beach, Florida 33483-4810

If to the Company:

SBA COMMUNICATIONS CORPORATION

5900 Broken Sound Parkway N.W.

Boca Raton, Florida 33487

Attn: President

With a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Attn: Kenneth J. Laverriere

or to such other address as any party may designate by notice complying with the provisions of this Section 11. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery; (b) on the date of transmission with confirmed answer back if by electronic transmission; and (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

12. ASSIGNMENTS. No party shall assign his or its rights and/or obligations under this Agreement without the prior written consent of each other party to this Agreement. The Company will require a successor to all or substantially all of the business or assets of the Company to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place.

13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

14. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Palm Beach County, Florida in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be designated by the Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association. The Company shall pay for the cost of the arbitrator and the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, sales and use taxes, costs and all expenses even if not taxable as court costs, incurred in the arbitration proceeding or any legal proceeding to enforce any award granted thereunder, in addition to any other relief to which such party or parties may be entitled. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury; provided, however, that this Section 14 will not prevent the Company Group from seeking equitable or injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter hereof relating to a breach or violation or threatened breach or violation of the Executive’s obligations under Section 9 hereof; provided further that this Section 14 will not prevent either party from enforcing any arbitration award granted hereunder in any court having jurisdiction over the parties.

15. SEVERABILITY. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

16. ENTIRE AGREEMENT. This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all other negotiations, understandings and representations (if any) made by and between such parties, including the Original Agreement; provided, however, that nothing in this Agreement shall be construed to modify any existing equity award granted to the Executive by the Company prior to the Effective Date.

17. GOVERNING LAW. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Jeffrey A. Stoops
Jeffrey A. Stoops
President and Chief Executive Officer

KURT L. BAGWELL

/s/ Kurt L. Bagwell